Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investor Relations
Phone:	(732) 786-8044
Email:	admin@medifirstsolutions.com
Website:	www.medifirstsolutions.com

MEDIFIRST SOLUTIONS ANNOUNCES AGREEMENT WITH LIFE SCIENCE QUEST

Freehold, NJ – December 14, 2017 – MEDIFIRST SOLUTIONS, INC. (OTC: MFST) (the “Company” or “Medifirst”), a provider of innovative laser technology with its FDA 510(k) cleared Infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device, is pleased to announce it has signed an agreement with Life Science Quest, LLC.

Life Science Quest helps businesses to promote innovative technology, unlock global market potential, and empowers their overall growth. Life Science Quest, with experience and resources across a broad spectrum of fields in healthcare and life sciences, provides high quality, results-oriented services to help businesses overcome barriers to maximize their potential. Commented Medifirst President Bruce J. Schoengood, “We are very pleased to be working with Ruobing Xia and a company of great stature, resources and outreach that believes in our Time Machine Laser technology and its potential for US and global commercialization. Life Science Quest has vast experience working in the medical and healthcare industry including an emphasis on medical devices.” Commented Ruobing Xia, founder of Life Science Quest, “We are excited to be working with Medifirst and to promote their latest solutions to global patients in need. There are great opportunities for Medifirst to expand in the global medical laser market, especially in China, where we have successful experiences helping innovative companies grow. With a population of 1.4 billion, the medical device and healthcare market in China includes millions of patients suffering acute and chronic pain and is growing rapidly. We think it’s time to introduce the Time Machine Laser as a new solution.”

Ruobing Xia brings a lifetime of experience to this project. As founder of Life Science Quest, Ruobing Xia oversees global strategy, business development, and commercial operations. Her passion is to help patients, by leveraging the latest science and technology, and to guide the focus of her Life Science Quest team to bring creative solutions for innovative companies to expedite their growth and deliver better products and services. In addition, Ruobing is a board member of several startups where she is an advisor on global strategy, business development, and commercial operations. Previously, she had a progressive career with Eli Lilly and Boehringer Ingelheim where she managed hundred-million-dollar product launches and promotional budgets, developed sales and marketing strategies, and generated licensing deals. This was supported by her earlier career in foreign trade, international banking, finance, and venture development. Ruobing holds Masters degrees in International Affairs (finance) from Columbia University in New York City and Business Administration (MBA) from IMD in Lausanne, Switzerland.

About Medifirst Solutions, Inc.

Medifirst Solutions, Inc., in response to its Premarket Notification 510(k) submission for “The Time Machine” Series Laser, received clearance from the U.S. Food and Drug Administration (“FDA”) to market its infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device. The Time Machine Series Lasers Model TTML-8102000 - 810/830nm is intended for use in temporary relief of minor muscle and joint pain, stiffness, minor arthritis pain, muscle spasm, temporary increase in local blood circulation and temporary relaxation of muscles by means of topical elevated tissue temperature from infrared spectral emissions.  The hand-held laser device, with pin-point accuracy, often gives patients immediate results with no redness, swelling or down-time. This unique laser device offers medical professionals an affordable and effective tool to enhance their treatment protocols for their patients and provide new revenue streams for their practice. The laser division will be operated out of Medifirst’s wholly owned subsidiary, Medical Lasers Manufacturer. Visit www.medifirstsolutions.com for more information. Follow on Twitter @Medi_First and for Facebook visit Medifirst Solutions.

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Forward-Looking Statements:

The statements in this press release that relate to the company’s expectations with regard to the future impact on the company's results from new products in development are forward-looking statements, and may involve risks and uncertainties, some of which are beyond our control.  Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission.  Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.  We make no commitment to disclose any subsequent revisions to forward-looking statements. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.